Exhibit 5.2

[KOLESAR & LEATHAM, CHTD. LETTERHEAD]

April 2, 2010

Diversey, Inc.

8310 16th Street, P.O. Box 902

Sturtevant, Wisconsin 53177-0902

Re:	Registration Statement on Form S-4 filed by Diversey, Inc. and the Guarantors (as defined below) relating to the Exchange Offer (as defined below) for all outstanding 8.25% Senior Notes due 2019

Ladies and Gentlemen:

We have acted as special Nevada counsel for JWP Investments, Inc., a Nevada corporation (“JWP”), and JDI Holdings, Inc., a Nevada corporation (“JDI” and, collectively with JWP, the “Nevada Subsidiaries” and, each individually, a “Nevada Subsidiary”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $400,000,000 aggregate principal amount of 8.25% Senior Notes due 2019 (the “Exchange Notes”) of Diversey, Inc., a Delaware corporation, f/k/a JohnsonDiversey, Inc. (the “Company”) for an equal principal amount of 8.25% Senior Notes due 2019 of the Company outstanding on the date hereof (the “Outstanding Notes”), and the guarantees of the Exchange Notes by the Nevada Subsidiaries, and the other subsidiaries of the Company listed on Exhibit A hereto (the “Other Guarantors”, and, collectively with the Nevada Subsidiaries the “Guarantors”).

The Outstanding Notes have been, and the Exchange Notes will be, issued under the Indenture dated as of November 24, 2009 (the “Indenture”) by and among the Company, as issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). Except as otherwise defined herein, terms used in this letter but not otherwise defined herein are used as defined in the Indenture.

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of the assumptions or items upon which we have relied.

Diversey, Inc. Page 2 April 2, 2010	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW

In connection with the opinions expressed herein, we have: (1) investigated such questions of law, and (2) examined such documents and records of the Nevada Subsidiaries, the Officer’s Certificate, as defined below, and other documents, as we have deemed necessary or appropriate for the purposes of this opinion. We have examined, among other documents, the following:

1.	A copy of the Indenture;

2.	The guarantee of each Nevada Subsidiary, which terms are set forth in the Indenture (the “Guarantees”);

3.	The Officer’s Certificate of each Nevada Subsidiary delivered to us in connection with this opinion letter, a copy of which is attached hereto as Exhibit B as to each such Nevada Subsidiary (the “Officer’s Certificate”); and

4.	Copies of certificates attached hereto as Exhibit C issued by the Secretary of State of the State of Nevada, as to the existence and good standing of the Nevada Subsidiaries as of the date specified in the relevant certificate (collectively, the “Good Standing Certificates”).

The documents referred to in the immediately preceding paragraphs numbered 1 and 2 above are referred to herein collectively as the “Documents.”

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in the Documents and the Officer’s Certificate. We have not independently verified the accuracy and completeness of the information contained in the Officer’s Certificate. In connection with the opinion in paragraph 1 below, we have relied solely upon the Good Standing Certificates as to the factual matters and legal conclusions set forth therein.

We have assumed that the parties to the Documents (other than the Nevada Subsidiaries) have the power to enter into such Documents and to consummate the transactions contemplated thereby and that such Documents have been duly authorized, executed and delivered by the parties to the Documents (other than the Nevada Subsidiaries). We have assumed that the Documents are binding upon and enforceable against the Nevada Subsidiaries and all other parties to the Documents and that there has not been any mistake of fact or misunderstanding, fraud, duress or undue influence.

Diversey, Inc. Page 3 April 2, 2010	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW

We have further assumed that the Documents accurately reflect the intent and business purpose of the parties thereunder and that there are no agreements, understandings or negotiations between the parties not set forth in the Documents that would modify the terms or rights and obligations of the parties thereunder.

We have assumed that the obligations of each of the Nevada Subsidiaries under the Exchange Guarantees, as defined below, are, and would be deemed by a court of competent jurisdiction to be, in furtherance of their respective corporate purposes, or necessary or convenient to the conduct, promotion or attainment of the business of the respective Nevada Subsidiary and will benefit the respective Nevada Subsidiary, directly or indirectly.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) Each Nevada Subsidiary has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Nevada.

(2) As of the date of the Indenture, each Nevada Subsidiary had all requisite corporate power and authority to enter into, and as of the date hereof each Nevada Subsidiary has the corporate power and authority to perform its obligations under, the Indenture.

(3) The execution, delivery and performance of the Indenture and the Guarantees of the Exchange Notes (the “Exchange Guarantees”) by each of the Nevada Subsidiaries have been authorized by all necessary corporate action by each such Nevada Subsidiary.

The opinions set forth above are subject to the following qualifications:

(a) The foregoing opinions are premised upon there not being any facts or circumstances relevant to the opinions set forth herein not disclosed in the representations made in or pursuant to the Documents and the Officer’s Certificate upon which we have relied, as noted above.

(b) We do not assume any responsibility for the accuracy, completeness or fairness of any of the statements contained in the Documents.

(c) We are qualified to practice law only in the State of Nevada, and our opinions expressed herein are limited to the law of the State of Nevada. We specifically express no opinion on the law of any other state within the United States or the law of any foreign country. We, further, specifically express no opinion concerning the effect or applicability of the tax laws of the State of Nevada or the United States of America, the Securities Act of 1933, the Securities Exchange Act of 1934, other Federal securities laws and the securities laws of any

Diversey, Inc. Page 4 April 2, 2010	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW

state, including but not limited to the State of Nevada. We specifically express no opinion concerning the effect of applicability of the Bankruptcy Code as to the Company and the Guarantors. We specifically express no opinion concerning the effect or applicability of any licenses or permits required by any governmental authority. This opinion is limited to the matters expressly set forth herein, no opinion is implied or may be inferred beyond the matters expressly set forth herein.

The opinion is furnished to you by us as special Nevada counsel for the Nevada Subsidiaries and is rendered in connection with the transaction contemplated by the Documents and the Exchange Offer. You are entitled to rely on this opinion but only in connection with the Documents and the Exchange Offer. This opinion may not be relied upon by any other person(s) without the prior written consent of a shareholder of this firm. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and the filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of § 7 of the Securities Act of 1933 or related rules of the United States Securities and Exchange Commission.

Very truly yours,

/S/ KOLESAR & LEATHAM, CHTD.

Diversey, Inc. Page 5 April 2, 2010	KOLESAR & LEATHAM, CHTD. ATTORNEYS AT LAW

EXHIBIT A

OTHER GUARANTORS

Name of Guarantor	State of Incorporation or Organization
Auto-C, LLC	Delaware

Integrated Sanitation Management, Inc.	Delaware

JDI CEE Holdings, Inc.	Delaware

Diversey Puerto Rico, Inc.	Delaware

Diversey Shareholdings, Inc.	Delaware

Diversey USA Shareholdings, Inc.	Delaware

Professional Shareholdings, Inc.	Delaware

The Butcher Company	Delaware

DuBois International, Inc.	Ohio

JD Polymer, LLC	Wisconsin